                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 RDO EQUIPMENT CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                       [LOGO]

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     MAY 29, 1997



    The Annual Meeting of the Stockholders (the "Annual Meeting") of RDO Equipment Co., a Delaware corporation (the "Company"), will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning at 1:30 p.m. on Thursday, May 29, 1997, for the following purposes:

    1. To elect seven (7) persons to serve as directors until the next Annual Meeting of the Stockholders or until their respective successors shall be elected and qualified; and

    2. To transact such other business as may properly come before the meeting.

    The record date for determination of the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof is the close of business on April 25, 1997.

    Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and promptly return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States.


                                  By Order of the Board of Directors

                                  Allan F. Knoll
                                  CHIEF FINANCIAL OFFICER AND SECRETARY
April 25, 1997

                                       [LOGO]
                             2829 SOUTH UNIVERSITY DRIVE
                              FARGO, NORTH DAKOTA 58109
                                    (701) 237-7363

                                   PROXY STATEMENT
                          FOR ANNUAL MEETING OF STOCKHOLDERS

                                     MAY 29, 1997


                                     INTRODUCTION

    The Annual Meeting of the Stockholders of RDO Equipment Co., a Delaware corporation (the "Company"), will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning at 1:30 p.m. on Thursday, May 29, 1997.

    A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material to the recordholders of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") of the Company, as well as the cost of forwarding such material to the beneficial owners of Class A Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of the Class A Common Stock.

    Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. Proxies that are signed by stockholders but that lack any such specification will be voted in favor of the election as directors of the nominees for directors listed in this Proxy Statement. Because the seven director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as a director, votes that are withheld from the election of the director nominees will be excluded entirely from the vote and will have no effect.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH IN THIS PROXY STATEMENT.

    The Company expects that this proxy statement will be first mailed to stockholders on or about May 5, 1997.

                                  OUTSTANDING SHARES

    Only holders of Common Stock of record at the close of business on April
25, 1997 will be entitled to vote at the Annual Meeting. On such date, the Company had 5,721,508 outstanding shares of Class A Common Stock, each such share entitling the holder thereof to one vote per share of Class A Common Stock (an aggregate of 5,721,508 votes) on each matter to be voted on at the Annual Meeting, and 7,458,492 outstanding shares of Class B Common Stock, each such share entitling the holder thereof to four votes per share of Class B Common Stock (an aggregate of 29,833,968 votes) on each matter to be voted on at the Annual Meeting. Accordingly, the aggregate number of potential votes at the Annual Meeting is 35,555,476. Ronald D. Offutt, Chairman and Chief Executive Officer of the Company, is the holder of all outstanding shares of Class B Common Stock. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of stockholders except with respect to future issuances of Class B Common Stock and as otherwise required by law.

    The presence, in person or by proxy, of the holders of a majority of voting power of the shares of Common Stock entitled to vote at the Annual Meeting (17,777,739 votes) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects votes withheld from a director nominee or an abstention (or is left blank) or reflects a "broker non-vote" on a matter (I.E., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.


                                ELECTION OF DIRECTORS

NOMINATION

    The Company's Bylaws provide that the number of directors that shall constitute the Board of Directors (the "Board") shall be not less than three and not more than nine members, the exact number of which shall be fixed by the Board of Directors. There are currently seven members of the Board. By action of the Board taken on March 20, 1997, the Board resolved to fix the number of directors at seven and to nominate seven persons to stand for election at the 1997 Annual Meeting of Stockholders. Directors elected at the Annual Meeting will hold office until the next Annual Meeting and until their successors are duly elected and qualified.

    All of the nominees are currently members of the Board. Ronald D. Offutt was first elected to the Board in 1968, Paul T. Horn was first elected to the Board in 1986, and Allan F. Knoll was first elected to the Board in 1974. The other current Directors were elected by the Board pursuant to its power and authority to elect directors and took office in January 1997 in connection with the Company's initial public offering (the "Offering"), and are Bradford M. Freeman, Ray A. Goldberg, Norman M. Jones and James D. Watkins.

    The seven director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. Votes that are withheld from the election of the director nominees will be excluded entirely from the vote and have no effect. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If, prior to the Annual Meeting, the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a shareholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve. Under an agreement with Deere & Company ("Deere"), the principal supplier of equipment to the Company, Deere has the right to have input with respect to the selection of nominees to the Company's Board of Directors and the removal of directors. All of the nominees were selected by the Board of Directors, and the selections were not based on any input from Deere. There are no other agreements or arrangements between a nominee and any other person pursuant to which such nominee was selected.

INFORMATION ABOUT NOMINEES

    The following table sets forth certain information as of April 25, 1997 which has been furnished to the Company by the persons who have been nominated by the Board to serve as Directors until the Annual Meeting in 1998:



                                                                                             DIRECTOR
NOMINEES FOR ELECTION        AGE       PRINCIPAL OCCUPATION                                   SINCE
---------------------        ---       --------------------                                   -----
Ronald D. Offutt             54        Chairman and Chief Executive Officer of R.D.           1968
                                       Offutt Company

Paul T. Horn                 54        President and Chief Operating Officer of the           1986
                                       Company

Allan F. Knoll               53        Chief Financial Officer and Secretary of R.D.          1974
                                       Offutt Company

Bradford M. Freeman          55        Partner of Freeman Spogli & Co., a private equity      1997
                                       investment firm

Ray A. Goldberg              70        Moffett Professor of Agriculture and Business and      1997
                                       head of the Agribusiness Program at the Harvard
                                       Graduate School of Business Administration

Norman M. Jones              66        Chairman of First Bank Savings, fsb, the thrift        1997
                                       subsidiary of First Bank System, Inc.

James D. Watkins             49        President and Chief Operating Officer of               1997
                                       ConAgra Diversified Products Companies, a
                                       division of ConAgra, Inc.


OTHER INFORMATION ABOUT NOMINEES

    RONALD D. OFFUTT is the Company's founder, Chairman, Chief Executive Officer, and principal stockholder. Mr. Offutt was first elected President of the Company in 1968 upon formation of the Company. Mr. Offutt also serves as Chief Executive Officer and Chairman of the Board of R. D. Offutt Company ("Offutt Co."), and other entities he owns, controls, or manages (collectively, the "Offutt Entities"), which are engaged in a variety of businesses such as farming, food processing, auto dealerships, and agricultural financing activities, some of which transact business with the Company. See "Certain Relationships and Related Transactions". Mr. Offutt spends approximately 25% of his time on the business of the Company. Mr. Offutt is Chairman of the Board of Regents of Concordia College of Moorhead and is a graduate of Concordia College of Moorhead with a degree in Economics. Mr. Offutt is the brother-in-law of Larry E. Scott, the Company's Senior Vice President - Southwest Construction Division.

    PAUL T. HORN has served as President of the Company since August 1996, and as Chief Operating Officer and a Director of the Company since 1986. Prior to October 1, 1996, he was an employee of Offutt Co. and spent approximately 25% of his time on the business of the Company. Since such date, he has been a full-time employee of the Company. Mr. Horn serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Horn currently serves as Chairman of the Board of Crop Growers Insurance Corp., a crop insurance company, and Northern Grain Company, a regional grain elevator. Mr. Horn is a graduate of Michigan State University with degrees in Business Administration and Agronomy.

    ALLAN F. KNOLL has served as Chief Financial Officer, Secretary, and a Director of the Company since 1974. Mr. Knoll also serves as Chief Financial Officer and Secretary of Offutt Co., and serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Knoll spends approximately 25% of his time on the business of the Company. Mr. Knoll is a graduate of Moorhead State University with degrees in Business Administration and Accounting.

    BRADFORD M. FREEMAN has been a director of the Company since January 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co., a private equity investment firm with offices in Los Angeles and New York. Since its founding in 1983, Freeman Spogli & Co. has organized the acquisitions of 22 companies with aggregate transaction values in excess of $6.0 billion. Mr. Freeman serves on the Board of Trustees of Stanford University. Mr. Freeman is a graduate of Stanford University and Harvard Business School.

    RAY A. GOLDBERG has been a director of the Company since January 1997. Mr. Goldberg is currently the Moffett Professor of Agriculture and Business and head of the Agribusiness Program at the Harvard Graduate School of Business Administration where he has been a professor since 1955. Mr. Goldberg also serves as a member of the Advisory Council to Rabobank U.S.A.

    NORMAN M. JONES has been a director of the Company since January 1997.
From 1995 to the present, Mr. Jones has been the Chairman of First Bank Savings, fsb, the thrift subsidiary of First Bank System, Inc. Prior to 1995, Mr. Jones was the Chairman and Chief Executive Officer of Metropolitan Financial Corporation, a regional thrift holding company, where he was employed from 1952 through 1995. Mr. Jones has served on the committees of numerous savings and loan organizations and he currently serves on the Board of Directors of First Bank System, Inc., and Lutheran Health Systems, Inc., an owner and manager of a network of hospitals. Mr. Jones is a member of the Board of Regents for Concordia College of Moorhead, Minnesota, a board member and Chairman of Luther Seminary Foundation, an Advisory Board Member for Slumberland, Inc., a retail furniture chain, and an Advisory Board Member for the Board of Pension for the Evangelical Lutheran Church of America. Mr. Jones is a graduate of Concordia College of Moorhead.

    JAMES D. WATKINS has been a director of the Company since January 1997.
Mr. Watkins founded Golden Valley Microwave Foods, Inc. (a company specializing in food products designed for use in microwave ovens) in 1978 and continuously served as its Chairman and Chief Executive Officer until it was acquired by ConAgra, Inc. (a diversified international food company) in July 1991. Since that acquisition, Mr. Watkins has served in ConAgra's Office of the President as President and Chief Operating Officer of ConAgra Diversified Products Companies. Mr. Watkins currently serves as a Trustee of Ronald McDonald House Charities and as a member of the Board of Overseers, Carlson School of Management, University of Minnesota. Mr. Watkins is a graduate of the University of Minnesota with a degree in Economics and Fine Arts.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    The business and affairs of the Company are managed by its Board of Directors, which held seven meetings during the fiscal year ended January 31, 1997 and took action in writing on one other occasion. Messrs. Offutt, Horn and Knoll, who constituted all of the members of the Board prior to the Offering, each attended all meetings of the Board and participated in all written actions during fiscal 1997. With respect to Messrs. Freeman, Goldberg, Jones and Watkins, no meetings of the Board were held between the Offering and January 31, 1997 (the end of fiscal 1997), and, consequently, there are no attendance statistics with respect to such directors. Committees established and maintained by the Board in connection with the Offering include the Executive Committee, the Audit Committee and the Compensation Committee.

    The Executive Committee has the authority to take all actions that the Board as a whole is able to take, except as limited by applicable law. The Executive Committee was established in connection with the Offering and did not hold any meetings during fiscal 1997. Messrs. Offutt, Horn, Knoll and Freeman are the current members of the Executive Committee.

    The responsibilities of the Audit Committee include the authority to review the accounting, auditing and reporting practices of the Company, review the annual financial statements of the Company, review the selection and work of the Company's independent auditors, and review the adequacy of internal controls. The Audit Committee was established in connection with the Offering, and did not hold any meetings during fiscal 1997. Messrs. Goldberg and Jones are the current members of the Audit Committee.

    The responsibilities of the Compensation Committee include setting the compensation for executive officers and key employees and administering the Company's 1996 Stock Incentive Plan (the "Plan"). The Compensation Committee was established in connection with the Offering, and did not hold any meetings during fiscal 1997. Messrs. Knoll, Freeman and Watkins are the current members of the Compensation Committee.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Directors who are not employees or officers of the Company receive $1,000 per month and $500 for each Board and committee meeting attended. Directors who are employees or officers of the Company do not receive additional compensation for service as a director. In addition, all directors are entitled to be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

    AUTOMATIC OPTION GRANT. The Plan provides that a non-employee who becomes a director of the Company will receive an option to purchase 10,000 shares of Class A Common Stock, with such vesting periods as the Board or the Compensation Committee may determine. The current non-employee directors are Messrs. Freeman, Goldberg, Jones and Watkins, and each was granted an option to purchase 10,000 shares of Class A Common Stock at the time they became a director. These options are currently exercisable in full and have an exercise price of $15.50 per share, which was the fair market value on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company historically has engaged, and expects to engage in the future, in various business transactions with various of the Offutt Entities, including Ag Capital Company ("Ag Capital"), ACL Company, LLC ("ACL") and Farmers Equipment Rental, Inc. ("FER"), financing institutions which are controlled by Mr. Offutt and provide significant working capital and floor plan financing to the Company and financing to the Company's customers. Messrs. Offutt, Horn and Knoll each serve as officers or directors and have ownership interests in various of the Offutt Entities, including all of the Offutt Entities which have engaged in and will continue to engage in transactions with the Company, as described below. The Company believes that all of these transactions were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All transactions between the Company and any of the Offutt Entities or any of the Company's officers, directors, principal stockholders and their affiliates will be approved both by a majority of all members of the Company's Board of Directors and by a majority of the independent and disinterested outside directors, and will continue to be on terms believed to be no less favorable to the Company than could be obtained from unaffiliated third parties.

    The Company had sales to the Offutt Entities of agricultural equipment and related parts and service totaling $11.2 million in fiscal 1997. The Company also had sales to businesses affiliated with Mr. Watkins of agricultural equipment and related parts and service totaling $695,000 in fiscal 1997.

    The Company leases eight of its dealership facilities from an Offutt Entity, and leases many of its service vehicles from ACL and FER. Total rent expense for these leases was $1.8 million in fiscal 1997. These leases have terms expiring at various times from 1997 to 2007.

    The Company receives corporate support services from various Offutt Entities, including office space for its executive offices, use of conference and meeting facilities, use of an aircraft for Company business, administration of the Company's 401(k) plan, and real estate management services. Total charges for such services were $238,000 in fiscal 1997. Since the Offering, all such services are provided to the Company pursuant to a three-year Corporate Services Agreement, which is terminable by the Company in whole or in part on 30 days' notice, on the same cost basis as in prior years (based on pro rata usage of services or at a fixed charge).

    Ag Capital, ACL and FER provide financing to the Company's customers. The total amount of such customer financing outstanding as of the end of fiscal 1997 was $40.4 million. A portion of the financing provided by Ag Capital, ACL and FER is recourse to the Company. The Company finances certain of its working capital needs, primarily inventory financing for non-Deere equipment, fixed assets, and acquisitions through Ag Capital. Interest on such inventory financing typically bears interest at the prime rate as it varies from time to time. Total interest paid to Ag Capital was $1.4 million in fiscal 1997. The total amount outstanding under these financing arrangements at January 31, 1997 was $6.3 million, with an interest rate, as of that date, of 8.25%.

    To facilitate sales to certain customers, the Company guarantees a portion of the outstanding balances of certain customer notes and lease contracts financed by third parties, including customer financing provided by Ag Capital, ACL and FER. The amount guaranteed by the Company to Ag Capital, ACL and FER for customer financing was $4.0 million as of January 31, 1997.

    In October 1996, the Company sold its auto dealership, located in Lisbon, North Dakota, to an Offutt Entity. The total purchase price for the net assets was $123,000, which was considered by the Board of Directors of the Company to be the market value of such net assets.

    Effective as of July 1, 1996, the Company completed an acquisition and financed $8.4 million of the purchase price with a short-term note payable to Ag Capital. The interest rate on this indebtedness was at the prime rate. A portion of the net proceeds from the Offering was used to pay this indebtedness in full.

    The principal stockholder and operator of the Washington agricultural dealership acquired in fiscal 1997 by the Company became, upon completion of the acquisition, the Senior Vice President - Northwest Agricultural Division of the Company. The purchase price of the acquired Washington operations was approximately $2.7 million, including cash in the amount of $1.7 million, and a five-year note in the amount of $1.0 million, with an interest rate of 8.25% per annum. In addition, the Company agreed to make an additional payment, up to a maximum of $750,000, in the event the acquired Washington operations meet certain operating and profit objectives during the three years after the acquisition.

    The acquisition of the Washington operations was financed by the Company with a short-term note in the amount of $1.7 million payable to Ag Capital. A portion of the net proceeds from the Offering was used to repay this indebtedness in full.

    Effective February 1, 1997, the Company acquired an 80% equity interest in a construction equipment rental company with five retail stores in Arizona. Total consideration for the net assets acquired was $2.7 million. The owner of the acquired business, who beneficially owns the remaining 20%, was appointed by the Company as President of this construction equipment rental business. The Company has the right to purchase this 20% equity interest.

    Under the Deere agreements, Mr. Offutt currently personally guarantees all Company obligations to Deere. Mr. Offutt has the right to terminate his personal guaranty at any time, which would require the Company to obtain a letter of credit in an amount meeting Deere's then current guidelines from a bank acceptable to Deere. As of January 31, 1997, the required amount of the letter of credit to replace Mr. Offutt's personal guaranty was approximately $32.2 million. The Company estimates that it would cost approximately $165,000 per year to replace Mr. Offutt's personal guarantee with a letter of credit.

    Historically and prior to the Offering, the Company had elected to be taxed as an S corporation. Through fiscal 1996, a portion of the net income of the Company was distributed to the stockholders, primarily to enable them to pay the tax liability incurred by them due to the Company's election to be taxed as an S corporation. During fiscal 1997 and prior to the Offering, the Company declared dividends to its stockholders of all the net income of the Company for fiscal 1997. Simultaneously with the Offering, the Company paid from the net proceeds of the Offering to its pre-Offering stockholders an additional aggregate distribution of $15.0 million. This amount represents substantially all of the previously undistributed, accumulated net income of the Company as of January 31, 1996 with respect to which such stockholders had previously paid taxes. The Company entered into a tax agreement with its pre-Offering stockholders prior to the Offering. This agreement provides that, to the extent such undistributed taxable income of the Company, as subsequently established in connection with the filing of the Company's tax return for the Company's last S corporation tax year, is less than these distributions, such stockholders will make a payment equal to such difference to the Company, and if such undistributed taxable income is greater than these distributions, the Company will make an additional distribution equal to such difference to such stockholders. This agreement also provides that the Company will indemnify its pre-Offering stockholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S corporation for periods prior to termination of the S corporation status, but only to the extent those adjustments provide a tax benefit to the Company.

    The Company and Mr. Offutt have entered into a mutual indemnification agreement relating to federal and certain state and local income tax liabilities of the Company and for tax years during which the Company elected to be treated as an S corporation. This agreement generally provides that the Company will indemnify Mr. Offutt, and Mr. Offutt will indemnify the Company, against any increase in the indemnified party's income tax liabilities (including interest and penalties and all expenses, attorneys fees, and accountants' fees incurred in connection therewith) for those jurisdictions in which an S corporation election was made or deemed to have been made. Mr. Offutt's indemnification is limited to the prior S corporation distributions he received.

                        PRINCIPAL SHAREHOLDERS AND BENEFICIAL
                               OWNERSHIP OF MANAGEMENT

    The table on the next page sets forth information regarding the beneficial ownership and percentage of total voting power of the Common Stock of the Company as of April 25, 1997, unless otherwise noted, for (a) each shareholder who is known by the Company to beneficially own more than 5% of any class of outstanding Common Stock, (b) each director, nominee for director and executive officer named in the Summary Compensation Table (set forth herein), and (c) all executive officers and directors of the Company as a group. The address for all executive officers and directors of the Company is 2829 South University Drive, Fargo, North Dakota 58103.


                                               NUMBER OF CLASS A       NUMBER OF CLASS B   PERCENT OF TOTAL
NAME OF STOCKHOLDER                                 SHARES                 SHARES           VOTING POWER (1)
-------------------                                 ------                 ------           ----------------

Ronald D. Offutt  (2)(3)(4)(5)...........         7,459,492               7,458,492              83.9%
Paul T. Horn  (4)........................           413,580                   --                  1.2
Allan F. Knoll  (5)......................           640,270                   --                  1.8
H. David Frambers........................           106,142                   --                   *
Larry B. Kerkhoff........................           156,347                   --                   *
Larry E. Scott  (6)......................           214,777                   --                   *
Bradford M. Freeman(7)...................            60,000                   --                   *
Ray A. Goldberg(7).......................            10,200                   --                   *
Norman M. Jones(7).......................            29,615                   --                   *
James D. Watkins(7)......................            42,000                   --                   *
All executive officers and directors as a
group (16 persons)  (2)(3)(6)(7).........         8,173,023               7,458,492              85.8

---------------------------------------------
* Less than 1%



(1) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Common Stock (four votes per share) is aggregated.

(2) Includes the 7,458,492 shares of Class A Common Stock into which Mr. Offutt's 7,458,492 shares of Class B Common Stock are convertible on a one-for-one basis.

(3) Excludes 12,903 shares of Class A Common Stock owned by Mr. Offutt's spouse as to which shares he disclaims any beneficial ownership. Mr. Offutt has no ability to direct or influence the investment and voting decisions of his spouse.

(4) Includes 383,005 shares of Class A Common Stock that Mr. Horn has the right to acquire from Mr. Offutt pursuant to an option agreement.

(5) Includes 608,595 shares of Class A Common Stock that Mr. Knoll has the right to acquire from Mr. Offutt pursuant to an option agreement.

(6) Excludes 103,784 shares of Class A Common Stock owned by Mr. Scott's spouse, as to which shares he disclaims any beneficial ownership.

(7) The number for each individual includes 10,000 shares of Class A Common Stock such individual has the right to acquire within 60 days pursuant to the exercise of stock options.

                      EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company and by other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended January 31, 1997.



                                                           SUMMARY COMPENSATION TABLE


                                                                                        LONG TERM
                                                      ANNUAL COMPENSATION(1)           COMPENSATION
                                                      ---------------------            -------------
                                                                                      NUMBER OF SHARES
                                     FISCAL                                              UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR          SALARY         CASH BONUS            OPTIONS (2)        COMPENSATION(1)
---------------------------           ----          ------         ----------            -----------        ---------------
Ronald D. Offutt (3)                   1997        $50,000          ----                   50,000               ----
    CHAIRMAN AND CHIEF EXECUTIVE       1996        $50,000          ----                    ----                ----
    OFFICER                            1995        $30,000          ----                    ----                ----


Paul T. Horn (3)                       1997        $83,333          ----                   50,000               ----
    PRESIDENT AND CHIEF OPERATING      1996        $50,000          ----                    ----                ----
    OFFICER                            1995        $30,000          ----                    ----                ----


Allan F. Knoll (3)                     1997        $50,000          ----                   50,000               ----
    CHIEF FINANCIAL OFFICER AND        1996        $50,000          ----                    ----                ----
    SECRETARY                          1995        $30,000          ----                    ----                ----


H. David Frambers                      1997       $130,000        $101,400                 20,000               ----
    SENIOR VICE PRESIDENT-MIDWEST      1996        $52,000        $148,813                  ----                ----
    CONSTRUCTION DIVISION              1995        $52,000        $221,884                  ----                ----


Larry B. Kerkhoff                      1997       $104,000        $123,614                 20,000               ----
    SENIOR VICE PRESIDENT-MIDWEST      1996        $52,000        $109,209                  ----                ----
    AGRICULTURAL DIVISION              1995        $46,000         $65,701                  ----                ----


Larry E. Scott                         1997       $130,000        $101,400                 20,000               ----
    SENIOR VICE PRESIDENT - SOUTH-     1996        $52,000        $147,986                  ----                ----
    WEST CONSTRUCTION DIVISION         1995        $52,000        $221,884                  ----                ----


----------------------------------------
(1) No executive officer of the Company received perquisites or other personal benefits exceeding $50,000 or 10% of such officer's total annual salary and bonus.

(2) All stock options were granted January 23, 1997.

(3) Prior to October 1, 1996, Messrs. Offutt, Horn and Knoll were not compensated directly by the Company, but were compensated by Offutt Co.
    The amount reflected in the table with respect to periods prior to October 1, 1996 is the amount of compensation paid to each of them for the services provided by each of them to the Company in the period presented.

OPTIONS GRANTS AND EXERCISES

    The following tables summarize option grants during fiscal 1997 under the Company's 1996 Stock Incentive Plan (the "Incentive Plan") to the executive officers named in the Summary Compensation Table and the potential realizable value of the options held by such persons at January 31, 1997. All options are as to shares of Class A Common Stock.



                                                      OPTION GRANTS DURING FISCAL 1997


                                          NUMBER OF       PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                                         SECURITIES      TOTAL OPTIONS   EXERCISE                  ASSUMED ANNUAL RATES OF STOCK
                                         UNDERLYING       GRANTED TO     OR BASE                        PRICE APPRECIATION
                                           OPTIONS       EMPLOYEES IN      PRICE    EXPIRATION          FOR OPTION TERM (1)
NAME                                    GRANTED(#)(2)     FISCAL YEAR    ($/SHARE)     DATE             5%              10%
----                                    -------------     -----------     --------     ----             --              ---
Ronald D. Offutt                           50,000            9.6%        $15.50      1/22/2007      $487,000        $1,235,000

Paul T. Horn                               50,000            9.6%        $15.50      1/22/2007      $487,000        $1,235,000

Allan F. Knoll                             50,000            9.6%        $15.50      1/22/2007      $487,000        $1,235,000

H. David Frambers                          20,000            3.8%        $15.50      1/22/2007      $195,000          $494,000

Larry B. Kerkhoff                          20,000            3.8%        $15.50      1/22/2007      $195,000          $494,000

Larry E. Scott                             20,000            3.8%        $15.50      1/22/2007      $195,000          $494,000




----------------------------------------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the Company's Class A Common Stock, overall market conditions and the executive officer's continued involvement with the Company. The amounts represented in this table will not necessarily be achieved.

(2) All options were granted under the Incentive Plan and are subject to the terms of the Incentive Plan. Each option vests as follows: 20% on July 23, 1997, and an additional 20% on each of July 23, 1998, 1999, 2000, and 2001.

AGGREGATED OPTION EXERCISES IN 1997

    No options were exercised during fiscal 1997.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

    No repricing of options occurred during fiscal 1997.

CONFIDENTIALITY AGREEMENTS

    In connection with the granting of options by the Company, the Company entered into an Agreement Regarding Confidentiality, Assignment of Inventions and Non-Competition with each of its executive officers. These agreements generally prohibit disclosure of confidential information to anyone outside the Company both during and after employment, provides that any inventions or other works of authorship relating to or resulting from the employee's work for the Company will be the exclusive property of the Company and restricts the employee from competing with the Company for a period of two years after termination of employment with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    As to compensation matters in fiscal 1997, the Company's Board of Directors essentially acted as the compensation committee of the Company. Until the Offering, the Board consisted of Messrs. Offutt, Horn and Knoll, each of whom was an executive officer of the Company.

    A Compensation Committee of the Board of Directors was created in connection with the Offering in January 1997. The Compensation Committee is authorized to review the general programs of compensation and benefits for all employees of the Company, make decisions concerning such matters as compensation to be paid to the Company's executive officers and directors, and administer the Incentive Plan (including determining the participants in the Incentive Plan and the amount, timing and other terms and conditions of awards under the Incentive
Plan). The Compensation Committee is currently comprised of three directors, including two non-employee directors, Bradford M. Freeman and James D. Watkins, and Allan F. Knoll, the Company's Chief Financial Officer. Because it was formed just prior to the end of fiscal 1997, the Compensation Committee did not meet in fiscal 1997. The Compensation Committee met in March 1997, and generally reviewed the Company's historical compensation policy and objectives. During fiscal 1998, the Compensation Committee intends to meet and refine the Company's compensation philosophy and objectives, as well as the components of executive compensation, I.E., base salary, bonuses, long-term incentive compensation, etc.

    Historically, Messrs. Offutt, Horn and Knoll were not compensated directly by the Company for their services, which represented approximately 25% of each of their time. Their services were provided to the Company pursuant to an arrangement with Offutt Co. The compensation paid by Offutt Co. to each of Messrs. Offutt, Horn and Knoll for their services to the Company was $50,000 in each of fiscal 1995 and 1996. Commencing as of October 1, 1996, each of these officers has been paid directly by the Company for their services to the Company. Messrs. Offutt and Knoll each receive salaries from the Company of $50,000 per year for their part-time services and Mr. Horn receives from the Company a salary of $150,000 per year for his full-time services. The Board determined the level of such compensation based on the historical rates of compensation paid to Messrs. Offutt, Horn and Knoll. Mr. Horn's salary was increased to compensate him for the substantial increase to a full-time commitment and the expansion of his duties in becoming the President of the Company. Messrs. Offutt, Horn and Knoll are eligible to receive incentive bonuses from the Company. No incentive bonuses were paid by the Company to Messrs. Offutt, Horn and Knoll for fiscal 1997.

    For executive officers who were not directors, a significant portion of such officers' compensation has historically been a cash incentive bonus based on performance. The Board historically has evaluated such officers to determine the amounts of such bonuses. For its executive officers and senior management, bonuses are determined based on achievement of a variety of factors, including targeted return on assets and earnings per share growth. Further, each store manager is evaluated based on a number of performance criteria, including efficiency of asset management, store profitability, sales growth, productivity, and product support. Bonuses accrue monthly based on performance targets, with portions payable quarterly. The balance is paid after the final amount of the bonus is determined at the end of the fiscal year.

    In determining base salary and potential bonuses for its executive officers and others, such as store managers, the Board considered a number of criteria and information. Such criteria and information included base salaries and bonuses for senior officers of entities of the type with which the company competes for executive and management talent. Such entities include specialty retailers of equipment, including other Deere dealerships. The Board anticipates that equity participation in the Company, particularly through the grant of stock options, will be an important part of future executive and management compensation.

    As a publicly-traded company as of the end of fiscal 1997, the Company adopted the Incentive Plan as a mechanism to advance the best interests of the Company and its stockholders by attracting, retaining and motivating employees, directors, advisors, and consultants of the Company. The Incentive Plan provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options ("SAR's"), restricted stock awards, and performance stock awards, thereby increasing the personal stake of Incentive Plan participants in the continued success and growth of the Company. Upon effectiveness of the Offering, the Company granted stock options to employees as to 520,000 shares of its Class A Common Stock.

    The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Compensation Committee does not anticipate the Company will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Compensation Committee and the Company do not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but the Compensation Committee will formulate a policy on behalf of the Company if compensation levels ever approach $1,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    A Compensation Committee of the Board of Directors was established in January 1997, just before the end of fiscal 1997. The newly formed Compensation Committee held no meetings in fiscal 1997. The Board of Directors in existence prior to the Offering, however, performed equivalent functions as a compensation committee. Of the members of the Board of Directors in fiscal 1997 prior to the Offering, Mr. Offutt served as the Company's Chairman and Chief Executive Officer, Mr. Horn served as the Chief Operating Officer, and Mr. Knoll served as the Company's Chief Financial Officer and Secretary.

         Ronald D. Offutt         Paul T. Horn        Allan F. Knoll

                                SELECTION OF AUDITORS

    The Board of Directors has selected Arthur Andersen LLP, independent certified public accountants, as auditors of the Company for the fiscal year ending January 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement if they so desire and will be available to respond to questions.

    Effective as of April 17, 1995, the Company's Board of Directors dismissed Eide Helmeke PLLP and appointed Arthur Andersen LLP as the Company's independent public accountants. The report of Eide Helmeke PLLP on the Company's financial statements as of January 31, 1995 and for each of the two years ended January 31, 1995, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits for the fiscal years ended January 31, 1994 and 1995, and through April 17, 1995, there were no disagreements with Eide Helmeke PLLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change of independent public accountants or with respect to the Company's financial statements. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding the application of accounting principles or the type of audit opinion that might be rendered on the Company's financial statements.

                               SECTION 16(a) BENEFICIAL
                            OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Class A Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's Class A Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended January 31, 1997, none of the directors, officers or beneficial owners of greater than 10% of the Company's Class A Common Stock failed to file on a timely basis any form required by
Section 16 of the Exchange Act.


                    STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Proposals of stockholders intended to be presented in the proxy materials relating to the Annual Meeting to be held in calendar 1998 must be received by the Company at its principal executive offices no later than January 5, 1998.


                                    OTHER BUSINESS

    The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                    MISCELLANEOUS

    THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 31, 1997, TO EACH PERSON WHO WAS A STOCKHOLDER OF THE COMPANY AS OF APRIL 25, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: RDO EQUIPMENT CO., STOCKHOLDER RELATIONS, 6866 WASHINGTON AVENUE SOUTH, EDEN PRAIRIE, MINNESOTA 55344.


                   By Order of the Board of Directors

                   Ronald D. Offutt                   Paul T. Horn
                   CHAIRMAN OF THE BOARD AND          PRESIDENT AND
                   CHIEF EXECUTIVE OFFICER            CHIEF OPERATING OFFICER
Dated:   April 25, 1997

     [LOGO]
                                     PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL
                                    MEETING.
The undersigned hereby appoints Ronald D. Offutt, Paul T. Horn and Allan F. Knoll as proxies, each with power to act alone and with power of substitution and revocation, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Class A Common Stock of RDO Equipment Co. held of record on April 25, 1997, and registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held Thursday, May 29, 1997, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED BELOW.

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE  /X/

ITEM 1. ELECTION OF DIRECTORS. NOMINEES: Ronald D. Offutt, Paul T. Horn, Allan
F. Knoll, Bradford M. Freeman, Ray A. Goldberg, Norman M. Jones and James D. Watkins.

/ /  FOR all nominees listed above (except those           / /  WITHHOLD AUTHORITY to vote for
individuals                                                all nominees listed above
    whose names have been written on the line below)

________________________________________________________________________________

                          (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

ITEM 2. OTHER MATTERS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                              SIGNATURE(S):
                                              __________________________________
                                              __________________________________
                                              DATE: _____________________ , 1997

                                              Note: Please mark, date and sign
                                              exactly as name(s) appears hereon
                                              and return promptly in the
                                              enclosed envelope. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by president or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by an authorized
                                              person.